As filed with the Securities and Exchange Commission on April 13, 2001

                                                 Registration No. 333-43368

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------
                  POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3 TO

                                    FORM SB-2

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                 ---------------
                              ePHONE Telecom, Inc.
             (Exact name of Registrant as Specified in Its Charter)

                      Florida                               98-0204749
--------------------------------------------   ---------------------------------
  (State or Other Jurisdiction of              (IRS Employer Identification No.)
   Incorporation or Organization)

                                 ---------------
                                    Suite 100
                              1145 Herndon Parkway
                          Herndon, Virginia 20170-5535
                                 (703) 787-7000

   (Address, Including Zip Code and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                Charlie Rodriguez
         Vice President - Corporate Affairs and Chief Financial Officer
                              1145 Herndon Parkway
                          Herndon, Virginia 20170-5535
                                 (703) 787-7006
                             Fax No. (703) 787-7009
------------------------------------------------------------------------------
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                    Please send copies of communications to:

                             Paul D. Freshour, Esq.
                                 Arnold & Porter
                              555 12th Street, N.W.
                              Washington, DC 20004
                                 (202) 942-5872
                             Fax No. (202) 942-5999

              Approximate date of commencement of proposed sale of
                the securities to the public: As soon as possible
                    after this Registration Statement becomes
                                   effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

------------------------------------------- ----------------- ------------------------- --------------------------- ----------------
                                                                  Proposed maximum           Proposed maximum
 Title of each class of securities to be      Amount to be       offering price per         aggregate offering        Amount of
                registered                     registered             share(1)                   price(1)          registration fee
------------------------------------------- ----------------- ------------------------- --------------------------- ----------------
------------------------------------------- ----------------- ------------------------- --------------------------- ----------------
Common Stock, par value $0.001 per             42,407,423              $1.11                   $47,072,240           $12,435.00(3)
share(2)

------------------------------------------- ----------------- ------------------------- --------------------------- ----------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

(2) Of these shares, (i) 13,436,316 are shares to be received by holders of special warrants upon exercise of such special warrants for no additional consideration; (ii) 13,436,316 are shares to be received by holder of purchase warrants (which will be received by holder of the Special Warrants upon exercise of such special warrants); (iii) 2,028,502 are shares to be received by Groomecapital.com, Inc. upon exercise of warrants and options issued to Groome in connection with acting as agent for ePHONE in the sale of the special warrants; (iv) 738,833 are shares to be received by Sobois-Livert Investment
         Corporation upon exercise of warrants and options issued to Sobois-Livert in connection with a consulting agreement; (v) 345,000 are shares which have been issued to Cornwall Management Ltd. in connection with a consulting agreement; (vi) 1,350,000 are shares issued in a Regulation S offering in November 1999; (vii) 1,350,000 are shares to be issued upon exercise of warrants received by the purchasers of shares in the November 1999 Regulation S offering; (viii) 3,500,000 are shares to be issued upon exercise of options granted to the founders of ePHONE and related parties on June 7, 1999, (ix) 3,666,447 are shares issued to former officers and consultants of ePhone in lieu of participation in a rescinded performance share plan and (x) 400,000 are shares issued to a former officer pursuant to a settlement agreement.

(3) A fee of $10,545 was previously paid in connection with the filing of this Registration Statement on August 9, 2000 and a fee of $1,890 was previously paid in connection with the filing of Pre-Effective Amendment No. 1 to this Registration Statement on September 25, 2000.

The Registrant hereby amends the Post-Effective Amendment to the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Post-Effective Amendment to the Registration Statement shall thereafter become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(c), may determine.

SUBJECT TO COMPLETION
PROSPECTUS
April 1__, 2001

                              ePHONE Telecom, Inc.
                     Common Stock, par value $.001 per share

          Investing in our Common Stock involves a high degree of risk.
                     See "Risk Factors" beginning on page 5.

    This prospectus relates to the offer and sale by certain selling stockholders of up to 40,251,414 shares of our common stock, par value $.001 per share, that are currently held by the selling stockholders or that the selling stockholders are entitled to receive upon exercise of warrants or options held by the selling stockholders. We issued certain shares of common stock or warrants or options to purchase shares of common stock to the selling stockholders in connection with the following private placements:

o On March 31, 2000, April 10, 2000 and April 20, 2000 we sold special warrants to investors outside of the United States pursuant to Regulation S under the Securities Act of 1933, as amended (referred to herein as the Securities Act). Each special warrant was purchased for $1.10, and each special warrant when exercised entitles the holder to one share of common stock for no additional consideration and one purchase warrant to purchase an additional share of common stock for $1.60. Holders of special warrants are entitled to receive up to 13,436,316 shares of common stock in the aggregate upon exercise of the special warrants and up to an additional 13,436,316 shares of common stock in the aggregate upon exercise of the purchase warrants. The purchase warrants expire on March 30, 2002. The holders of the special warrants are offering up to 26,872,632 shares of common stock for resale under this prospectus.

o In connection with the sale of special warrants described above, we granted GroomeCapital.com, Inc., which served as our agent in the sale of the special warrants, pursuant to Regulation S under the Securities Act, units exercisable into 889,251 shares of common stock and 889,251 warrants exercisable at $1.10 per unit. The warrant received with each unit is exercisable into a share of common stock at $1.60 per share. We also issued Groome options to purchase 250,000 shares of common stock at $0.60 per share. The warrants and options expire on March 31, 2002. Groome is offering up to 2,028,502 shares of common stock for resale under this prospectus.

o Beginning in November 1999 and ending in February, 2000, we sold 1,350,000 "units" for $0.75 a unit to investors outside the United States pursuant to Regulation S under the Securities Act. Each "unit" consisted of one share of our common stock and one warrant to purchase an additional share of common stock at $1.25. These investors currently hold 1,350,000 shares of common stock in the aggregate and are entitled to receive up to 1,350,000 shares of common stock in the aggregate upon exercise of the warrants. These investors are offering 2,700,000 shares of common stock for resale under this prospectus.

o As partial consideration for services rendered under a consulting agreement entered into on May 24, 2000, pursuant to Regulation S under the Securities Act, we granted Sobois-Livert Investment Corporation warrants to purchase 488,833 shares of common stock at $1.10 per share and 250,000 warrants to purchase shares of common stock at $0.60 per share. These warrants expire on May 24, 2002. Sobois-Livert is offering up to 738,833 shares of common stock for resale under this prospectus.

o On May 9, 2000, we granted 345,000 shares of common stock to Cornwall Management Ltd. as partial consideration for services to be rendered under a consulting agreement. These shares were issued to Cornwall pursuant to Section 4(2) of the Securities Act. Cornwall is offering up to 345,000 shares of common stock for resale under this prospectus.

o On June 7, 1999, we granted options to purchase up to 3,500,000 shares of common stock at $0.50 per share to certain persons who were responsible for founding ePHONE and establishing its current business plan. These options were issued pursuant to Section 4(2) of the Securities Act and Rule 701 under the Securities Act. These individuals are offering up to 3,500,000 shares of common stock for resale under this prospectus.

o On July 12, 2000, our Board of Directors voted to rescind a performance share plan previously adopted in 1999 pursuant to which up to 15,000,000 shares of our common stock would have been issued for no additional consideration if ePHONE were to meet certain performance objectives by the end of fiscal year 2002. The performance share plan was rescinded because of changes in our business plan since the adoption of the performance share plan. Concurrently with rescinding the performance share plan, the Board of Directors agreed to grant for no additional consideration a total of 3,666,447 shares of our common stock to four individuals who were officers of, or consultants to, ePHONE and who would have been eligible to receive shares of common stock under the performance share plan. The shares were granted in consideration for services rendered to ePHONE during the period from the fourth quarter of 1998 through the first quarter of 2000. These individuals are offering up to 3,666,447 shares of common stock for resale under this prospectus.

o On March 23, 2001, we entered into a Settlement Agreement and Mutual General Release with Charles Yang, a former President of the Company, to resolve all claims and disputes between us and Mr. Yang, including all claims relating to Mr. Yang's employment by and separation from the Company. Pursuant to the terms of this agreement, we issued Mr. Yang and individuals he designated 400,000 shares of our common stock. These individuals are offering up to 400,000 shares of common stock for resale under this prospectus.

    In connection with any sales pursuant to this prospectus, the selling stockholders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. The selling stockholders may sell any or all of their shares from time to time. See "Plan of Distribution" and "Selling Stockholders."

    Our common stock is currently quoted on the National Association of Securities Dealer Inc.'s (NASD) Over-the-Counter Bulletin Board, referred to herein as the OTC Bulletin Board, under the symbol "EPHO." Prior to June 12, 2000, our outstanding common shares were quoted on the quotation system operated by the National Quotation Bureau Electronic Quotation Service, also known as the Pink Sheets under the symbol "EPHO." On April 11, 2001, the closing sale price of our common stock, as reported on the OTC Bulletin Board, was $0.15 per share.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 April __, 2001

                               TABLE OF CONTENTS

                                         Page

FORWARD-LOOKING STATEMENTS.....................................................2
PROSPECTUS SUMMARY.............................................................3
RISK FACTORS...................................................................5
USE OF PROCEEDS...............................................................14
DIVIDEND POLICY...............................................................14
SELLING STOCKHOLDERS..........................................................14
PLAN OF DISTRIBUTION..........................................................25
DESCRIPTION OF CAPITAL STOCK..................................................27
MARKET FOR COMMON STOCK AND MARKET PRICES.....................................28
MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS
    FOR NON-U.S. HOLDERS OF COMMON STOCK......................................29
EXPERTS.......................................................................31
LEGAL MATTERS.................................................................31
WHERE YOU CAN FIND MORE INFORMATION...........................................31
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................31

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. In this prospectus, the "ePHONE," "we," "us" and "our" refer to ePHONE Telecom, Inc.

                          -----------------------------

    Our principal executive offices are located at 1145 Herndon Parkway, Suite 100, Herndon, VA 20170 and our telephone number is 703/787-7000. Our World Wide Web site address is www.ephonetelecom.com. The information on our web site is not incorporated by reference into this prospectus.

                           FORWARD-LOOKING STATEMENTS

    Some of the statements under "Risk Factors" and elsewhere in this prospectus are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These statements reflect the reasonable judgement of our management with respect to future events and are subject to the risks and uncertainties that could cause actual results to differ materially from those in Forwarding-Looking Statements contained in this prospectus.

    In addition to factors that may be described in this prospectus, the following factors, among others, could cause our actual results to differ materially from those expressed in any forward-looking statements we make:

o        the rate of expansion of our network and/or customer base

o        inaccuracies in our forecasts of customer or market demand

o        highly competitive market conditions

o changes in or developments under laws, regulations and licensing requirements

o        changes in telecommunications and internet related technologies

o changes in economic conditions in the countries in which we plan to operate

o        our ability to successfully implement our business plan

    These factors should not be construed as exhaustive. We will not update or revise any forward-looking statements. See also "Risk Factors" for additional cautionary statements identifying important factors with respect to forward-looking statements contained in this prospectus that could cause actual results to differ materially from results or expectations referred to in the forward-looking statements.

                                    .........

                               PROSPECTUS SUMMARY

    You should read the following summary together with the more detailed information regarding us and our financial statements and notes thereto appearing elsewhere in this prospectus.

                                     ePHONE

    ePHONE's vision is to be a leading provider of managed Internet based telephony services with applications that utilize convergent technologies combining voice, data and video transmission over an Internet Protocol ("IP") network.

    ePHONE's strategy is to deploy and manage a global Internet telephony services network and to create Internet telephony solutions and products. ePHONE intends to market and sell these products through key partnerships while increasing shareholder value by delivering growth in revenue and profit.

    The full services network will be owned and operated by ePHONE. Some of the components of the full services network include, points of presence ("POPs") in key cities/locations in the world, global call termination capability and agreements, ePHONE Network Operations Center ("eNOC"), back end processes such as settlement and billing, reporting functions and second level customer services functions.

    ePHONE's  technology  platform is the Array Series 3000 Voice over  Internet
Protocol gateway. The Series 3000 gateway software technology and the integration with specialized telephony and digital signal processing hardware is in its third generation from when it was first developed in 1996. The systems platform is based on general-purpose computers utilizing the Windows NT operating system. ePHONE utilizes this gateway or switch as POPs in ePHONE's global network in the offering of long-distance services in the regions where a POP is deployed.

    The Array Series 3000 Internet telephony gateway/router, which includes a calling card platform and integration of the gateway with customer premise devices for direct-dial services comprise the main areas of technology ePHONE possesses today. The long distance telephony services originate from end-user customers in a country or region by:

1. calling the regional gateway from any public switched telephone network ("PSTN") phone, including pay phones, thus utilizing the Prepaid Calling Card service;

2. connecting over IP to the regional gateway by means of an on-site IP gateway device thus utilizing the Business Direct service; and

3. automatically dialling the regional gateway and performing authentication by means of an on-site programmable auto-dialler from a business or residential phone thus utilizing the Business or Residential Connect service.

    In all cases above, the gateway obtains the user's authentication information such as account number and PIN, authenticates the user from information in a centralized database, takes the user's destination telephone number and based on a pre-identified routing table sends the call over IP to the IP address of the gateway that will complete the call, or where an ePHONE gateway is not installed send the call to the least cost call termination partner network for completion.

    ePHONE believes that it has significant business potential in long distance telecommunications over the Internet where ePHONE can pass on savings derived from its innovative technology based network to entice early adopting customers. To date ePHONE has a limited global network including key cities in Europe and North America and world-wide call termination agreements and capability in place.

    Headquarters. Our principal executive offices are located at 1145 Herndon Parkway, Suite 100, Herndon, Virginia 20170, and our telephone number is (703) 787-7000.

                              Selling Stockholders

    Certain stockholders of ePHONE who have purchased or received shares of our common stock or warrants or options to purchase shares of our common stock in private transactions may sell up to 40,251,414 shares of our common stock using this prospectus. Each stockholder offering shares of common stock and the number of such shares being offered by such stockholder pursuant to this prospectus is set forth in "Selling Stockholders." Sales of common stock by the selling stockholders may be made from time to time in a variety of manners. See "Plan of Distribution."

                                  RISK FACTORS

    You should carefully consider the risks described below together with all of the other information provided and incorporated by reference in this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks not presently known to us or that we currently consider insignificant may also impair our business operations in the future.

    Our business, financial condition and plan of operations could be materially adversely affected by any of the following risks. The trading price of shares of our common stock could decline due to any of these risks, and you might lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below or elsewhere.

The market for our common stock is limited

    There is currently only a limited trading market for our common stock. ePHONE common stock trades on the OTC Bulletin Board under the symbol "EPHO," which is a limited market in comparison to the NASDAQ National Market, the American Stock Exchange and other national securities exchanges.

    We cannot assure investors that our common stock will ever qualify for inclusion on the NASDAQ National Market or that more than a limited market will ever develop for our common stock.

Penny stock rules limit the liquidity of our common stock

    Our common stock may now and in the future be subject to the penny stock rules under the Securities Exchange Act of 1934, as amended (referred to herein as the Exchange Act). These rules regulate broker-dealer practices for transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation.

    In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These additional penny stock disclosure requirements are burdensome and may reduce the trading activity in the market for our common stock. As long as our common stock is subject to the penny stock rules, holders of such ePHONE common stock may find it more difficult to sell their securities.

An investment in ePHONE may be diluted

    We may issue a substantial number of shares of our common stock without investor approval. Any such issuance of ePHONE securities in the future could reduce an investor's ownership percentage and voting rights in ePHONE and further dilute the value of his or her investment.

We may be unable to raise the additional capital necessary to continue growing our business

We will require significant amounts of additional capital to fund:

o        the expansion of our network;

o the acquisition of businesses and investments in joint ventures and strategic alliances; and

o        working capital.

    Implementing the phased build-out of our network will require significant amounts of additional capital not currently accessible to us. We cannot assure you that we will be able to obtain sufficient capital on acceptable terms to fund the full reach of our planned network.

    The exact amount and timing of our future capital requirements will depend upon many factors, including:

o        the cost of developing and expanding our networks and services;

o        the development of new services;

o        our ability to penetrate new markets;

o        regulatory changes;

o        the status of competing services;

o the magnitude of potential acquisitions, investments and strategic alliances; and

o        our plan of operations.

We have not been operating very long and have a history of incurring losses which may make it difficult to fund operations

    We have a limited operating history on which you can evaluate our business and prospects, and we have not yet commenced commercial operations in the long distance sector of our business. We have incurred net losses since our inception. In 1999 and 2000, we incurred net losses of approximately $1,591,000 and $13,701,000, respectively. Our ability to achieve and sustain profitable operations depends on many circumstances, including our ability to establish effective distribution channels, market demand, and pricing and competition in the telecommunications industry in the countries where we operate. If we do not achieve and sustain profitability, our ability to respond effectively to market conditions, to make capital expenditures and to take advantage of business opportunities could be negatively affected. In addition, our prospects must be considered in light of the risks encountered by companies like us developing products and services in new and rapidly evolving markets. Our failure to perform in these areas could have a material adverse effect on our business, plan of operations and financial condition.

We may never generate sufficient revenue to attain profitability if our future customers, telecommunications carriers and other communications service providers are reluctant to use our services or do not use our services, including any new services, in sufficient volume

    If the market for Internet telephony and new services does not develop as we expect, or develops more slowly than we expect, our business, financial condition and plan of operations will be materially adversely affected.

    Our future customers may be reluctant to use our services for a number of reasons, including:

o perceptions that the quality of voice transmitted over the Internet is low;

o        perceptions that Internet telephony is unreliable;

o        lack of acceptance of our business model by customers; and

o our inability to originate and deliver traffic over the Internet easily and with significant cost advantages.

    The growth of our business depends on our distribution channels and partners generating an increased volume of customers with adequate international voice traffic. If the volume of international voice traffic fails to increase, or decreases, and these third-parties do not succeed in their selling activities, our ability to become profitable will be materially adversely affected.

We may face quality and capacity problems over our network upon failures by third parties

    Our business model depends on the availability of the Internet to transmit voice and fax calls, and to provide other value-added services. Third parties also maintain, and in many cases own, the traditional voice networks as well as data networks and other components that comprise the Internet. Some of these third parties are national telephone companies. They may increase their charges for using these lines at any time and decrease our profitability. They may also fail to properly maintain their lines and disrupt our ability to provide service to our customers. Any failure by these third parties to maintain these lines and networks that leads to a material disruption of our ability to complete calls over the Internet could discourage our customers from using our network, which could have the effect of delaying or preventing our ability to become profitable. Our CPE devices, billing system and other components of our technology are provided by third party organizations. Lack of performance or significant price changes by these providers will also lead to a material disruption of our ability to offer our products in an easy, efficient and cost effective manner, which could have the effect of delaying or preventing our ability to become profitable.

We may not be able to succeed in the intensely competitive market for our services

    The market for Internet voice, fax and other value-added services is extremely competitive and will likely become more competitive. Internet protocol and Internet telephony service providers, such as GRIC Communications and ITXC Corp., route traffic to destinations worldwide and compete directly with us, along with Internet telephony service providers, such as Net2Phone. In addition, major telecommunications carriers, such as AT&T, Deutsche Telekom, MCI WorldCom and Qwest Communications, have all entered or announced plans to enter the Internet telephony market. Many of these companies are larger than we are and have substantially greater managerial and financial resources than we do. Intense competition in our markets can be expected to continue to put downward pressure on prices and adversely affect our profitability. We cannot assure you that we will be able to compete successfully against our competitors and we may lose customers or fail to grow our business as a result of this competition.

Growth of our business depends upon our ability to manage expansion and development effectively

    Our ability to grow effectively will require us to implement and improve our operating, financial and accounting systems and to hire, train and manage new employees. Among other things, the continued expansion and development of our business will also depend upon our ability to:

o        construct our planned Network;

o        secure financing;

o        install telecommunications infrastructure;

o        obtain any required government authorizations;

o        evaluate and penetrate potential new markets;

o        hire enough qualified employees; and

o        build an effective distribution channel.

In addition, we must perform these tasks in a timely manner, at reasonable costs and on satisfactory terms and conditions.

    Our expansion may involve acquiring other companies or assets. These acquisitions could divert our resources and management and require integration with our existing operations. Failure to effectively manage our planned expansion could have a material adverse effect on our business, growth, financial condition and plan of operations and the market price of our common stock. We cannot assure you that we will be successful or timely in developing and marketing service enhancements or new services that respond to technological change, changes in customer requirements and emerging industry standards. Even if we are successful, we cannot assure you that our lack of significant experience with respect to a new service or market will not hinder our ability to successfully capitalize on any such opportunity.

We may undertake strategic acquisitions in the future and any difficulties from integrating such acquisitions could damage our ability to attain or maintain profitability

    We may acquire businesses and technologies that complement or augment our existing businesses, services and technologies. Integrating any newly acquired businesses or technologies could be expensive and time-consuming. We may not be able to integrate any acquired business successfully. Moreover, we may need to raise additional funds through public or private debt or equity financing to acquire any businesses, which may result in dilution for stockholders and the incurrence of indebtedness. We may not be able to operate acquired businesses profitably or otherwise implement our growth strategy successfully.

If  we  are  not  able  to  keep  up  with  rapid  technological   change  in  a
cost-effective way, the relative quality of our services could suffer

    The technology upon which the services we intend to provide is changing rapidly. Significant technological changes could render the equipment which we use obsolete, and competitors may begin to offer new services that we are unable to offer. We must adapt to our rapidly changing market by continually improving the responsiveness, reliability, services and features of our network and by developing new features and applications to meet customer needs. If we are unable to successfully respond to these developments or do not respond in a cost-effective way, we may not be able to offer competitive services.

Our failure to acquire, integrate and operate new technology could harm our competitive position

    The telecommunications industry is characterized by rapid and significant technological advancements and the related introduction of new products and services. We do not possess significant intellectual property rights with respect to all of the technologies we use and we are dependent on third parties for the development of and access to new technology. The effect of technological changes on our business plan cannot be predicted. In addition, it is impossible for us to predict with any certainty whether demand for VoIP services in our future markets will develop or will prove to be an economical and efficient technology that is capable of attracting customer usage. Failure by us to obtain and adapt to new technology in our future markets could have a material adverse effect on our business and plan of operations.

We face multiple risks associated with the Internet

    As is typical in newer industries, demand and market acceptance remain unknown factors in the provision of Internet-related services. In addition, critical issues concerning the commercial use of the Internet remain unresolved and may impact the growth of Internet use. Despite growing interest in the many commercial uses of the Internet, many businesses around the world have been deterred from purchasing Internet-related services. These businesses have been deterred for a number of reasons, including:

o        inconsistent service;

o        lack of cost-effective, high-speed options;

o        limited access points;

o        inability to integrate business applications on the Internet;

o        the need to deal with multiple and frequently incompatible vendors;

o        inadequate protection of information moving across the Internet;

o        a lack of tools to simplify Internet access and use.

    Published reports have also indicated that capacity constraints caused by growth in the use of the Internet may, unless resolved, constrain development of the Internet to the extent that users experience delays, transmission errors and other difficulties. For example, inadequate transmission infrastructure in developing countries in which we plan to operate (such as an insufficiency of telephone lines for Internet access) could forestall the growth of Internet-related services in that region. Furthermore, in some parts the world, the Internet is not seen as an alternative method of exchanging information or doing business and we cannot guarantee that the Internet will be widely accepted in these regions as an alternative means of communicating and conducting business.

    The nature and scope of existing or future laws in various jurisdictions relating to the Internet is uncertain and may take years to resolve. This uncertainty could expose us to substantial liability for which we might not be indemnified. Any new or existing legislation or regulation relating to the Internet could have a material adverse effect on our business, plan of operations and financial condition.

If the Internet infrastructure is not adequately maintained, we may be unable to maintain the quality of our services and provide them in a timely and consistent manner

    Our future success will depend upon the maintenance of the Internet infrastructure, including a reliable network backbone with the necessary speed, data capacity and security for providing reliability and timely Internet access and services. To the extent that the Internet continues to experience increased numbers of users, frequency of use or bandwidth requirements, the Internet may become congested and be unable to support the demands placed on it and its performance or reliability may decline thereby impairing our ability to complete calls using the Internet at consistently high quality. The Internet has experienced a variety of outages and other delays as a result of failures of portions of its infrastructure or otherwise. Any future outages or delays could adversely affect our ability to complete calls. Moreover, critical issues concerning the commercial use of the Internet, including security, cost, ease of use and access, intellectual property ownership and other legal liability issues, remain unresolved and could materially and adversely affect both the growth of Internet usage generally and our business in particular.

We are dependent on key personnel for our future success

    Our success depends to a significant degree on members of our senior management and certain key employees, who generally are not bound by employment contracts with us. Our success also depends in part upon our ability to hire and retain highly skilled and qualified operating, marketing, financial and technical personnel. Competition for qualified employees in the telecommunications industry is intense and, accordingly, we cannot assure you that we will be able to hire or retain necessary personnel.

    In addition, the successful implementation of our network will require us to recruit, hire and retain a significant number of highly skilled employees. There may be a limited supply of qualified personnel in the countries in which we plan development of our operations.

A variety of risks associated with our international operations could materially adversely affect our business

    Because   we  intend  to   provide   substantially   all  of  our   services
internationally, we are subject to additional risks related to operating in foreign countries. These risks include:

o        unexpected   changes  in  tariffs,   trade   barriers  and   regulatory
         requirements relating to Internet access or Internet telephony;

o economic weakness, including inflation, or political instability in particular foreign economies and markets;

o        difficulty in collecting accounts receivable;

o        foreign taxes; and

o        foreign  currency   fluctuations,   which  could  result  in  increased
         operating expenses and reduced revenues.

    These and other risks associated with our international operations may materially adversely affect our ability to attain or maintain profitable operations.

International governmental regulation and legal uncertainties could limit our ability to provide our services or make them more expensive

    The regulatory treatment of Internet telephony outside of the United States varies widely from country to country. A number of countries currently prohibit or limit competition in the provision of traditional voice telephony services. Some countries prohibit, limit or regulate how companies provide Internet telephony. Some countries have indicated they will evaluate proposed Internet telephony service on a case-by-case basis and determine whether to regulate it as a voice service or as another telecommunications service, and in doing so potentially imposing settlement rates on Internet telephony providers. Finally, many countries have not yet addressed Internet telephony in their legislation or regulations. Increased regulation of the Internet and/or Internet telephony providers, or the prohibition of Internet telephony in one or more countries, could limit our ability to provide our services or make them more expensive.

    In addition, as we make our services available in foreign countries, and as we work to enable sales by our customers to end-users in foreign countries, such countries may claim that we are required to qualify to do business in that particular country, that we are otherwise subject to regulation, including requirements to obtain authorization, or that we are prohibited in all cases from conducting our business in that foreign country. Our failure to qualify as a foreign corporation in a jurisdiction in which we are required to do so or to comply with foreign laws and regulations could seriously restrict our ability to provide services in such jurisdiction, or limit our ability to enforce contracts in that jurisdiction. Our customers also currently are, or in the future may become, subject to these same requirements. We cannot assure you that our customers are currently in compliance with any such requirements or that they will be able to continue to comply with any such requirements. The failure of our customers to comply with applicable laws and regulations could prevent us from being able to conduct business with them. Additionally, it is possible that laws may be applied by the United States and/or other countries to transport services provided over the Internet, including laws governing:

o        sales and other taxes;

o        user privacy;

o        pricing controls;

o        characteristics and quality of products and services;

o        consumer protection;

o cross-border commerce, including laws that would impose tariffs, duties and other import restrictions;

o        copyright, trademark and patent infringement; and

o claims based on the nature and content of Internet materials, including defamation, negligence and the failure to meet necessary obligations.

    If foreign governments or other bodies begin to regulate or prohibit Internet telephony, this regulation could have a material adverse effect on our ability to attain or maintain profitability.

We do not intend to pay dividends on our common stock

    We have never paid dividends on our common stock and do not currently intend to pay cash dividends on our common stock. Any future decisions as to the payment of dividends will be at the discretion of our Board of Directors, subject to applicable law. See "Dividend Policy."

Internet-related stock prices are especially volatile and this volatility may depress our stock price

    The stock market has from time to time experienced significant price and volume fluctuations which have particularly affected the market prices of the stocks of high technology and Internet-related companies, including companies like us, and which may be unrelated or disproportionate to the operating performance of particular companies. Factors such as quarterly variations in actual or anticipated operating results, changes in earnings estimates by analysts, market conditions in the industry, analysts' reports, announcements by competitors, regulatory actions or other events or factors, including the risk factors described in this registration statement and general economic conditions may have a significant effect on the market price of our common stock. This broad market and industry volatility may reduce the value of our common stock, regardless of our operating performance. Due to this volatility, the value of our common stock could significantly decrease.

Our success and competitive position depends on our ability to protect our proprietary technology

    Our success depends, in part, upon our intellectual property rights. To date, we have relied primarily on a combination of trade secret, trademark and copyright laws, and non-disclosure and other contractual restrictions on copying and distribution to protect our proprietary technology and our brand names. We have not yet filed any patents related to our technology. Litigation to enforce our intellectual property rights or protect our trade secrets could result in substantial costs and may not be successful. Any inability to protect our intellectual property rights could seriously harm our business, operating results and financial condition. Furthermore, the laws of some foreign countries may not protect intellectual property rights to the same extent as do the laws of the United States. It may be difficult for us to enforce certain of our intellectual property rights against third parties who may have acquired intellectual property rights by filing unauthorized applications in foreign countries to register the marks that we use because of their familiarity with our worldwide operations. Since Internet-related industries such as ours are exposed to the intellectual property laws of numerous foreign countries and trademark rights are territorial, the enforceability and scope of protection of our intellectual property is uncertain. The unauthorized use of our intellectual property by third parties may damage our brand.

    Defending  against  intellectual   property  infringement  claims  could  be
expensive and disruptive to our business.

We are subject to claims of intellectual property infringement, which could divert management resources and harm our reputation

    We cannot be certain that our products and services do not or will not infringe upon valid patents, trademarks, copyrights or other intellectual property rights held or claimed by third parties. Third parties may claim that we have infringed their patent, trademark, copyright or other proprietary rights. It is also possible that claims will be made for indemnification resulting from allegations of infringement. Claims like these could divert management's attention, affect our reputation and otherwise harm our business. In addition, intellectual property claims could be asserted against us as a result of the use by us, our customers or other third parties of our products. These claims could include claims by our consultants and employees that intellectual property they developed does not belong to us. Any claims, with or without merit, could be time consuming, costly, cause product shipment delays or require that we enter into royalty or licensing agreements. These licenses might not be available on reasonable terms, or at all. As a result, any claim like this could harm our business. Additionally, we may incur substantial expenses in defending against these third party infringement claims, regardless of their merit. Successful infringement claims against us may result in substantial monetary liability or may materially disrupt the conduct of our business.

We  rely  on  third-party  technologies,   and  a  termination  of  any  of  our
relationships with third-party vendors could adversely affect our revenues and business

    We rely in part on technology that we license from third parties. We integrate this technology with our own technology in order to provide a complete solution. This technology may contain defects that we cannot control. The loss of any of these technologies could cause delays introducing our products or services until equivalent technology, if available, is identified, licensed and integrated.

Our articles of incorporation provide our officers and directors with certain indemnification.

    Our Articles of Incorporation provide that our directors and officers will not be personally liable to ePHONE or its shareholders for money damages for breach of the fiduciary duty of care as a director or officer. Conversely, directors and officers are liable for:

o        any breach of duty of loyalty to ePHONE or its shareholders,

o        facts  and   omissions  not  in  good  faith  or  those  which  involve intentional misconduct or a knowing violation of law,

o willful or negligent violation of Florida law with respect to payments of dividends, and

o any transaction from which a director involved derived an improper personal benefit.

    Thus, under certain circumstances, neither ePHONE nor the stockholders would be able to recover damages even if directors take actions that harm ePHONE.

                                 USE OF PROCEEDS

    We will not receive any of the proceeds directly from the sale of the common stock being offered by the selling stockholders by this prospectus. The selling stockholders will receive all of the direct proceeds from the sale of common stock offered by this prospectus.

    However, if all of the selling stockholders were to exercise all of the warrants and options to purchase shares of common stock they hold, we could receive cash proceeds of up to $27,196,124. Any proceeds we receive from the exercise of warrants or options will be used to fund our business operations, future growth and other general corporate purposes.

                                 DIVIDEND POLICY

    We have not paid any cash dividends on our common stock and we do not intend to pay cash dividends in the foreseeable future. We plan to retain earnings, if any, for use in the operation of our business and to fund future growth.

                              SELLING STOCKHOLDERS

    The following table sets forth information with respect to the amount of common stock beneficially held by each selling stockholder as of the date of this prospectus and the shares being offered by the selling stockholders. The table indicates the nature of any position, office or other material relationship that the selling stockholder has had within the past three years with ePHONE or any of its predecessors or affiliates. This prospectus relates to the offer and sale of the selling stockholders of up to 40,251,414 shares of common stock, including 20,164,400 shares of common stock issuable upon the exercise of outstanding warrants or options issued by ePHONE. The selling stockholders may offer all or part of the shares of common stock covered by this prospectus. Information with respect to shares owned beneficially after this offering assumes the sale of all of the shares offered and no other purchases or sales of common stock. The common stock offered by this prospectus may be offered from time to time by the selling stockholders named below.

    For purposes of calculating the beneficial ownership percentage of each selling stockholder we have assumed that all special warrants, warrants and options held by such selling stockholder have been exercised and the shares of common stock issuable upon such exercise have been issued to such selling stockholder. All special warrants, warrants and options held by the selling stockholders are exercisable within 60 days of the date of this prospectus.


                                                                                                                  Number      Number
                                                                                                                of Shares       of
                                                                                                                  to be       Shares
                                 Number of Shares of                          Total Number of                    Offered      to be
                                  Common Stock, not      Number of Shares    Shares of Common    Percentage      for the      Owned
                                 including Warrants       Represented by           Stock        Beneficially    Account of     after
                                     or Options,       Warrants or Options     Beneficially     Owned Before   the Selling     this
             Name                Beneficially Owned     Beneficially Owned         Owned          Offering     Stockholder  Offering
Robert G. Clarke                          33,334(1)             33,334(2)          1,066,668        5.77%          1,066,668      0
Director, President and    CEO                               1,000,000(3)
Suite 616
1489 Marine Drive
West Vancouver, B.C.
Canada

J. P. Langlais                         1,500,000(9)          1,000,000(3)          2,500,000       13.55%          2,500,000      0
Promoter
4840 Acorn Street
Suite 102, Montreal,
P.Q.  H4C 1L6
Canada

Marc Hebert                            1,500,000(9)                  0             1,500,000        8.59%          1,500,000      0
P.P. Box 556
Charlestown, Nevie, West Indies

Michael Dyde                             200,000(9)                  0               200,000        1.15%            200,000      0
1 Pinetree Close
Tankerton, Whitstable
Kent, United Kingdom CT2 2DQ

Peter Francis                                  0               250,000(3)            250,000        1.41%            250,000      0
Former Director
Apt. 3C
Tung Shan Villa
2 Tung Shan Terrace
Stubbs Road
Hong Kong

Hans van Yzeren                                0               250,000(3)            250,000        1.41%            250,000      0
Former Director
Gorzendreef 12
2360 Oud-Turnhout
Belgium

John G. Fraser                            33,334(1)             33,334(2)            316,668        1.79%            316,668      0
Director                                                       250,000(3)
104 Elm Avenue
Toronto, Ontario
M4W 1P2
Canada

Charlie Rodriguez                              0               250,000(3)            250,000        1.41%            250,000      0
Exec. Officer
1662 W. Petunia Place
Tucson, Arizona 85737

                                      -15-

                                                                                                                  Number      Number
                                                                                                                 of Shares      of
                                                                                                                  to be       Shares
                                 Number of Shares of                          Total Number of                    Offered      to be
                                  Common Stock, not      Number of Shares    Shares of Common    Percentage      for the      Owned
                                 including Warrants       Represented by           Stock        Beneficially    Account of    after
                                     or Options,       Warrants or Options     Beneficially     Owned Before   the Selling    this
             Name                Beneficially Owned     Beneficially Owned         Owned          Offering     Stockholder  Offering

Ben D. Leboe                                   0               250,000(3)            250,000        1.41%          250,000    0
Former Exec. Officer
16730 Carrs Landing Road
Lake Country, B.C.,
V4V 1B2
Canada


Benoit Langlais                          466,447(9)            175,000(3)            641,447        3.64%          641,447    0
Former Exec. Officer
4084 Robert Street
Terre Bonne
P.Q. J6X 2N8
Canada

Nada Guirguis                                   0               50,000(3)             50,000        0.29%           50,000    0
Former Consultant
3710 Saint Hubert
Montreal,
P.Q. H2L 4A2
Canada

Caroline Locher-Lo                              0               25,000(3)             25,000        0.14%           25,000    0
Former Consultant
Suite 1000
355 Burrard Street
Vancouver, B.C.
V6C 2G8

Pierre Arbour                             90,280(4)             90,280(5)            180,560        1.03%          180,560    0
3420 Drummond
Montreal, QC
H3G 1Y1

Brouillette Charpentier                1,329,545(4)          1,329,545(5)          2,659,090       14.16%        2,659,090    0
1100 Rene Levesque
Blvd., Suite 1100
Montreal, QC
H3B 5C9

Can-Am Trust Ltd.                       352,7674(4)            352,767(5)            705,534        3.96%          705,534    0
P.O. Box 185, Kelsick
Building, Plymouth,
British Colony of
Montserrat

Michael Corber                            97,500(4)             97,500(5)            195,000        1.11%          195,000    0
2 Place Alexis Nihin,
Suite 2000, Montreal,
QC H3Z 3C2

Eleemosynary                              60,187(4)             60,187(5)            120,374        0.69%          120,374    0
Directions Inc.
300, 417-14th Street, N.W.
Calgary, AB T2N 2A1

                                      -16-



                                                                                                                  Number      Number
                                                                                                                of Shares       of
                                                                                                                  to be       Shares
                                 Number of Shares of                          Total Number of                    Offered      to be
                                  Common Stock, not      Number of Shares    Shares of Common    Percentage      for the      Owned
                                 including Warrants       Represented by           Stock        Beneficially    Account of     after
                                     or Options,       Warrants or Options     Beneficially     Owned Before   the Selling     this
             Name                Beneficially Owned     Beneficially Owned         Owned          Offering     Stockholder  Offering

Nick Geer & Associates Inc.             90,285(4)            90,285 (5)            180,570            1.03%       180,570       0
537 Eastcot Road
West Vancouver, BC
V7S 1E5

Gestion CD Lam Inc.                     90,280(4)             90,280(5)            180,560            1.03%       180,560       0
1801 McGill College
  Avenue, Suite 1260
Montreal, QC H3A 2N4

GroomeCapital.com Inc.                 438,750(4)            438,750(5)          2,906,002           14.59%     2,906,002       0
1 Place Ville Marie,                                       2,028,502(6)
  Suite 2707
Montreal, QC

Grovest Investments                     90,285(4)             90,285(5)            180,570            1.03%       180,570       0
1 Place Ville Marie,
  Suite 2707
Montreal, QC

Kinked Investments                   2,003,181(4)          2,003,181(5)          4,006,362           20.59%     4,006,362       0
  Limited
Bolam House, King & George
Streets
P.O. Box CB il, 343,
Nassau Bahamas

MDL Investments                        641,727(4)            641,727(5)          1,283,454            7.09%     1,283,454       0
999 de Maisonneuve West Suite
1775
Montreal, QC,
  H3A 3L4

Fraser D. Latta                        180,560(4)            180,560(5)            361,120            2.05%       361,120       0
75 The Bridle Path
North York, ON
  M3B 2B2

Richard Leroux                          97,500(4)             97,500(5)            195,000            1.11%       195,000       0
5115 De l'Assumption
Montreal, QC HIT 4B2

Roland Michaud                          97,500(4)             97,500(5)            195,000            1.11%       195,000       0
2490 De Lotbiniere
LaVal, QC H7E 5B4

John Viron                              90,285(4)             90,285(5)            180,570            1.03%       180,570       0
1161 Rue Jose
LaVal, QC H7Y 1E7

9084-8953 Quebec Inc.                  655,909(4)            655,909(5)          1,311,818            7.24%     1,311,818       0
625 Roul Rene Levesque Blvd.;
Suite 205
Montreal, QC H3B 1R2



                                      -17-



                                                                                                                 Number      Number
                                                                                                                of Shares       of
                                                                                                                  to be       Shares
                                 Number of Shares of                          Total Number of                    Offered      to be
                                  Common Stock, not      Number of Shares    Shares of Common    Percentage      for the      Owned
                                 including Warrants       Represented by           Stock        Beneficially    Account of     after
                                     or Options,       Warrants or Options     Beneficially     Owned Before   the Selling     this
             Name                Beneficially Owned     Beneficially Owned         Owned          Offering     Stockholder  Offering

80144 Canada Ltd.                       97,500(4)             97,500(5)            195,000          1.11%          195,000       0
2 Place Alexis Nihon,
  Suite 1900
Montreal, QC H3Z 3C2

9060-7177 Quebec Inc. (Cobra           180,560(4)            180,560(5)            361,120          2.05%          361,120       0
Financial Inc.)
45 des Pionniers
St. Charles

Pierre Boivin                           90,285(4)             90,285(5)            180,570          1.03%          180,570       0
386 Portland, TMR,
  PQ H3R 1V5

Beluga N.V.                            265,910(4)            265,910(5)            531,820          3.00%          531,820       0
Dreefstraat, 3001
Leuven Belgium

Gordon Haight                           90,285(4)             90,285(5)            180,570          1.03%          180,570       0
CP 606, Station B
Montreal, PQ
  H3B 3K3

Lazard Lufkin                          110,263(4)            110,263(5)            220,526          1.26%          220,526       0
P.O. Box 3321
Road Town, Tortola, BVI

Ken Nickerson                           90,285(4)             90,285(5)            180,570          1.03%          180,570       0
15 Steeplechase Ave.
Aurora, ON L4G 6W6

Robert Aston                            81,900(4)             81,900(5)            163,800          0.93%          163,800       0
258 Mt. Douglas Circle S.E.
Calgary, AB T2Z 3N9

Normand Balthazard                      90,285(4)             90,285(5)            180,570          1.03%          180,570       0
c/o BioCapital
3690 rue de la Montagne
Montreal, PQ H3G 2A8

Prameya Chaitanya                       58,500(4)             58,500(5)            117,000          0.67%          117,000       0
471 East 11th Avenue
Vancouver, BC

Donald Davis                            58,500(4)             58,500(5)            117,000          0.67%          117,000       0
12107 Lake Louise Way, S.E.
Calgary, AB T2J 2M2

Pierre Desormeau                       132,954(4)            132,954(5)            265,908          1.51%          265,908       0
52 Feu-Follet
Morin Heights, PQ
  J0R 1H0



                                      -18-


                                                                                                                 Number       Number
                                                                                                                of Shares       of
                                                                                                                  to be       Shares
                                 Number of Shares of                          Total Number of                    Offered      to be
                                  Common Stock, not      Number of Shares    Shares of Common    Percentage      for the      Owned
                                 including Warrants       Represented by           Stock        Beneficially    Account of     after
                                     or Options,       Warrants or Options     Beneficially     Owned Before   the Selling     this
             Name                Beneficially Owned     Beneficially Owned         Owned          Offering     Stockholder  Offering

Ralph Gerstein                         151,125(4)            151,125(5)            302,250          1.72%          302,250         0
4175 St. Catharines St.
  West, Suite 1804
Montreal, PQ
  H3Z 3C9

Gary Hassard                            90,285(4)             90,285(5)            180,570          1.03%          180,570         0
28 York Ridge Rd.
Toronto, ON M4P 1R7

Bobby John                              90,285(4)             90,285(5)            180,570          1.03%          180,570         0
5 Jewetts Court
Markham, ON
  L4S 2W3

Bryan Kerdman                           90,285(4)             90,285(5)            180,570          1.03%          180,570         0
37 Rollscourt Dr.
Toronto, ON  M2L 1X6

Edward Mercaldo                         90,285(4)             90,285(5)            180,570          1.03%          180,570         0
565 Robin Hood Road
West Vancouver, BC
  V7S 1T4

Joe Neumark                             90,285(4)             90,285(5)            180,570          1.03%          180,570         0
(Yorkton Securities)
390 Woodsworth Rd., #5
North York, ON M2L 2T9

Joe Neumark                             90,285(4)             90,285(5)            180,570          1.03%          180,570         0
(Merrill Lynch)
390 Woodsworth Rd., #5
North York, ON M2L 2T9

Hasanain Panju                         120,377(4)            120,377(5)            240,754          1.37%          240,754         0
1055 Rene Levesque
  Blvd. East
Montreal, PQ H2L 4S5

Geeta Prathipati                        90,285(4)             90,285(5)            180,570          1.03%          180,570         0
37 Long Furlong
Rugby, Wales, UK CV225QT

Fred Purich                             97,500(4)             97,500(5)            195,000          1.11%          195,000         0
2917 Linden Drive, S.W.
Calgary, AB T3E 6C8

Stephen Sadler                         263,250(4)            263,250(5)            526,500          2.97%          526,500         0
14088 Leslie Street
Aurora, ON L4G 7C2

Graham Savage                           90,285(4)             90,285(5)            180,570          1.03%          180,570         0
113 Coldstream Ave.
Toronto, ON M5N 1X7



                                      -19-


                                                                                                                  Number      Number
                                                                                                                of Shares       of
                                                                                                                  to be       Shares
                                 Number of Shares of                          Total Number of                    Offered      to be
                                  Common Stock, not      Number of Shares    Shares of Common    Percentage      for the      Owned
                                 including Warrants       Represented by           Stock        Beneficially    Account of     after
                                     or Options,       Warrants or Options     Beneficially     Owned Before   the Selling     this
             Name                Beneficially Owned     Beneficially Owned         Owned          Offering     Stockholder  Offering

Heinz W. Siemens                        87,750(4)             87,750(5)            175,500          1.00%      175,500         0
#20, 2337 Townlinet
  Rd., RR #1
Abbotsford, BC

Philip Vineberg                         90,285(4)             90,285(5)            180,570          1.03%      180,570         0
1501 McGill College
26th Floor
Montreal, PQ H3A 3N9

Craig Wallace                           90,285(4)             90,285(5)            180,570          1.03%      180,570         0
209 St. Leonards
  Avenue
Toronto, ON M4N 1K8

Randy & Cathy                          120,900(4)            120,900(5)            241,800          1.38%      241,800         0
  Yozipovic
1016 Lake Bonavista
  Dr., S.E.
Calgary, AB T2J 0N7

9047-1913 Quebec Inc.                  102,375(4)            102,375(5)            204,750          1.17%      204,750         0
c/o Arvin Thomas
101 Amherst
Beaconsfield, PQ
  H9W 5Y7

3050581 Canada Inc.                     90,285(4)             90,285(5)            180,570          1.03%      180,570         0
c/o Bruce Cowper
423 Elm Avenue
Westmount, Quebec
  H3Y 3H9

Bank Von Ernst et Co.                   90,285(4)             90,285(5)            180,570          1.03%      180,570         0
c/o Raymond Steck
6 Straussacher Blatz,
  CH 8004
Zurich, Switzerland

Casurina Limited                       658,125(4)            658,125(5)          1,316,250          7.27%    1,316,250         0
  Partnership
c/o Frank Mersch
200 King Street West
Suite 2004
Toronto, ON M5H 3T4

Corporation Financier                   90,280(4)             90,280(5)            180,560          1.03%      180,560         0
  MSP
c/o Michel St. Pierre
1 Place Ville Marie
Suite 2125
Montreal, PQ H3B 2C6

                                      -20-



                                                                                                                  Number      Number
                                                                                                                of Shares       of
                                                                                                                  to be       Shares
                                 Number of Shares of                          Total Number of                    Offered      to be
                                  Common Stock, not      Number of Shares    Shares of Common    Percentage      for the      Owned
                                 including Warrants       Represented by           Stock        Beneficially    Account of     after
                                     or Options,       Warrants or Options     Beneficially     Owned Before   the Selling     this
             Name                Beneficially Owned     Beneficially Owned         Owned          Offering     Stockholder  Offering

Dapsilis Enterprises Inc.              155,269(4)            155,269(5)            310,538          1.76%         310,538       0
c/o Gordon Echenberg
116 Aberdeen
Westmount, PQ  H3Y 3A7

First Wave                              73,125(4)             73,125(5)            146,250          0.83%         146,250       0
c/o DGM Bank & Trust Inc.
Warrens Great House
Warrens, St. Michael
Barbados, West Indies

Ghazi Ltd.                             243,750(4)            243,750(5)            487,500          2.75%         487,500       0
c/o Derek Buntain
4th Floor  Jardine House
33 Reid St.
Hamilton HM
Bermuda

Goldberg Management Inc.               233,610(4)            233,610(5)            467,220          2.64%         467,220       0
c/o Martin Tremblay
Providence House,
  East Hill St.
P.O. Box 55-6827
Nassau Bahamas

Jefrob Glorich Ltd.                     90,285(4)             90,285(5)            180,570          1.03%         180,570       0
c/o Richard Cole
228 Forest Hill Road
Toronto, ON M5P 2N5

MDL Investments                        443,181(4)            443,181(5)            886,362          4.95%         886,362       0
c/o Murray Lester
999 de Maisonneuve
Suite 1775
Montreal, PQ H3A 3L4

Melbourne Disraeli                      90,285(4)             90,285(5)            180,570          1.03%         180,570       0
c/o Michael Vineberg
1501 McGill College
26th Floor
Montreal, PQ  H3A 3N9

MoiMeme Holdings Inc.                  180,570(4)            180,570(5)            361,140          2.05%         361,140       0
c/o Jonathan Wener
200 Peel Street
Suite 900
Montreal, PQ  H3B 2W5

Tamarack North Ltd.                     90,285(4)             90,285(5)            180,570          1.03%         180,570       0
c/o Steve Madden
P.O. Box 486
Port Carling, ON

                                      -21-







                                                                                                                  Number      Number
                                                                                                                of Shares       of
                                                                                                                  to be       Shares
                                 Number of Shares of                          Total Number of                    Offered      to be
                                  Common Stock, not      Number of Shares    Shares of Common    Percentage      for the      Owned
                                 including Warrants       Represented by           Stock        Beneficially    Account of     after
                                     or Options,       Warrants or Options     Beneficially     Owned Before   the Selling     this
             Name                Beneficially Owned     Beneficially Owned         Owned          Offering     Stockholder  Offering

Wu & Wong                               90,285(4)             90,285(5)            180,570          1.03%       180,570          0
  Investments
c/o Casey Wu
1023 Old Orchard
Montreal, PQ H4A 3A3

Canaccord Capital                      361,140(4)            361,140(5)            722,280          4.05%       722,280          0
125, rue des Distributeurs
Val d'Or (Quebec) J9P 6Y1

National Bank                          156,000(4)            156,000(5)            312,000          1.77%       312,000          0
  Financial
125, rue des
  Distributeurs
Val d'Or, PQ J9P 6Y1

Jean-Pierre Ayotte                      97,500(4)             97,500(5)            195,000          1.11%       195,000          0
72 4th Avenue East
Amos, PQ J9T 1C5

John Quinn                              97,500(4)             97,500(5)            195,000          1.11%       195,000          0
51 boul. Mistassine
Mintassini, PQ G0W 1C0

Roger Couillemette                      97,500(4)             97,500(5)            195,000          1.11%       195,000          0
2001 Blvd. J. Jacques
  Cossette
CP 280, Val d'Or
PQ J9P 4P3

138613 Canada, Inc.                    316,875(4)            316,875(5)            633,750          3.57%       633,750          0
Attn:  Jeffrey Mandel
Cote St-Luc, Quebec HW4 1L5

William Whalen                          90,286(4)             90,286(5)            180,572          1.03%       180,572          0
4700 Ste-Catherine St. West
Apt. 710
Westmount, Quebec H32 156

Vista Capital Corp. Ltd.               166,666(1)            166,666(2)            333,332          1.89%       333,332          0
Ansbacher (Bahamas) Limited
in Nassau
P.O. Box N-7768

Telecom Ventures S.A.                  133,333(1)            133,333(2)            266,666          1.52%       266,666          0
Ansbacher (Bahamas) Limited
in Nassau
P.O. Box N-7768

First Atlantic Equities Ltd.           233,333(1)            233,333(2)            466,666          2.64%       466,666          0
Ansbacher (Bahamas) Limited
in Nassau
P.O. Box N-7768

Miramar Capital Investment             200,000(1)            200,000(2)            400,000          2.27%       400,000          0
Lim.
P.O. Box F-42563
Freeport, Bahamas

                                      -22-




                                                                                                                  Number      Number
                                                                                                                of Shares       of
                                                                                                                  to be       Shares
                                 Number of Shares of                          Total Number of                    Offered      to be
                                  Common Stock, not      Number of Shares    Shares of Common    Percentage      for the      Owned
                                 including Warrants       Represented by           Stock        Beneficially    Account of     after
                                     or Options,       Warrants or Options     Beneficially     Owned Before   the Selling     this
             Name                Beneficially Owned     Beneficially Owned         Owned          Offering     Stockholder  Offering

Taurus Capital                         188,000(1)            188,000(2)            376,000          2.13%          376,000      0
  Management Inc.
P.O. Box N596
Nassau, Bahamas

Carlin Investment Inc.                  41,333(1)             41,333(2)             82,666          0.47%           82,666      0
P.O. Box F-44959
Freeport, Bahamas

Tristar Inc.                           179,333(1)            179,333(2)            358,666          2.03%          358,666      0
Nine Queen's Road
Suite 605-6 Central
Hong Kong

Translink International                108,000(1)            108,000(2)            216,000          1.23%          216,000      0
Limited
48, YbrY #2
92200 Neuilly-sur-Seine
France

Nino Aidi                               33,334(1)             33,334(2)             66,668          0.38%           66,668      0
Cajeme 598 NTE
C.D. Obregon,
Sonora 85010
Mexico

Cornwall Management Ltd.               345,000(7)                  0               345,000          1.09%          345,000      0
P.O. Box N-7768
Ansbacher House
Bank Lane
Nassau, Bahamas

Sobois-Livert Investment                     0               738,833(8)            738,833          4.06%          738,833      0
Corporation
10, Chemin DS
Parpatriotes SUD
St. Hilaire, QC
J3H 3G3

Charles Yang                           266,667(10)                 0               266,667                         266,667      0
3984 Washington Blvd.
#353
Fremont, Ca 94538

Stuart Mackenzie                       133,333(10)                 0               133,333                         133,333      0
9057 Skyline Blvd.
Oakland, CA 94611


(1) Shares of common stock acquired in the November 1999 Regulation S offering.

(2) Warrants having an exercise price of $1.25 per share acquired in the November 1999 Regulation S offering.

(3) Options to purchase common stock having an exercise price of $0.50 per share granted on June 7, 1999.

(4) Shares of common stock to be received for no additional consideration upon exercise of special warrants acquired in the March and April 2000 Regulation S offering.

(5) Purchase warrants having an exercise price of $1.60 per share to be received upon exercise of special warrants acquired in the March and April 2000 Regulation S offering.

(6) Includes 250,000 broker options at an exercise price of $0.60 per option and 889,251 broker special warrants. The special warrants are exercisable without payment of additional compensation into
         Compensation Warrants which entitle the broker to purchase 889,251 units consisting of an aggregate of 889,251 common shares and 889,251 warrants at a price of $1.10 per unit. The warrants received with each unit are exercisable at a price of $1.60 per warrant. The options and warrants expire on March 30, 2002.

(7) Shares of common stock issued as consideration for services rendered under a consulting agreement dated May 9, 2000.

(8) Includes 488,833 warrants having an exercise price of $1.10 per share and 250,000 warrants having an exercise price of $0.60 per share granted as consideration for services rendered under a consulting agreement dated May 24, 2000.

(9) Shares of common stock issued in lieu of participation in the rescinded performance share plan.

(10) Shares received pursuant to the Settlement Agreement and Mutual General Release, dated March 23, 2001, between the Company and Charles Yang.

                              PLAN OF DISTRIBUTION

    The shares of common stock covered by this prospectus are owned by the selling stockholders. As used in the rest of this section of the prospectus, the term "selling stockholders" includes the named selling stockholders and any of their pledgees, donees, transferees or other successors in interest selling shares received from a named selling stockholder after the date of this prospectus. The selling stockholders may offer and sell, from time to time, some or all of the shares of common stock registered hereby. We have registered the shares for sale by the selling stockholders so that the shares will be freely tradable by them. Registration of the shares does not mean, however, that the shares necessarily will be offered or sold. We will not receive any proceeds from any offering or sale by the selling stockholders of the shares. We have advised the selling stockholders that Regulation M under the Exchange Act may apply to the activities of the selling stockholders or broker-dealers in connection therewith. We will pay all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares.

    The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares may be sold by or for the account of the selling stockholders from time to time in transactions on the OTC Bulletin Board or otherwise. These sales may be at fixed prices or prices that may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices. The shares may be sold by means of one or more of the following methods:

o in a block trade in which a broker-dealer will attempt to sell a block of shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

o        purchases  by  a   broker-dealer   as  principal  and  resale  by  that
         broker-dealer for its account pursuant to this prospectus;

o on markets where our common stock is traded or in an exchange distribution in accordance with the rules of the exchange;

o        through broker-dealers, that may act as agents or principals;

o        directly to one or more purchasers;

o        through agents;

o in connection with the loan or pledge of shares to a broker-dealer, and the sale of the shares so loaned or the sale of the shares so pledged upon a default;

o        in  connection  with  put  or  call  option   transactions,   in  hedge
         transactions, and in settlement of other transactions in standardized or over-the-counter options;

o        through  short  sales of the  shares  by the  selling  stockholders  or
         counterparties   to  those   transactions,   in  privately   negotiated
         transactions; or

o        in any combination of the above.

    In addition, any of the shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 promulgated under the Securities Act rather than pursuant to this prospectus.

    In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. The broker-dealer transactions may include:

o purchases of the shares by a broker-dealer as principal and resales of the shares by the broker-dealer for its account pursuant to this prospectus;

o        ordinary brokerage transactions; or

o        transactions in which the broker-dealer solicits purchasers.

    If a material arrangement with any broker-dealer or other agent is entered into for the sale of any shares of common stock through a block trade, special offering, exchange distribution, secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if necessary, pursuant to Rule 424(b) under the Securities Act disclosing the material terms and conditions of these arrangements.

    The selling stockholders and any broker-dealers or agents participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares of common stock by the selling stockholders and any commissions received by a broker-dealer or agent, acting in this capacity, may be deemed to be underwriting commissions under the Securities Act. The selling stockholders may agree to indemnify any agent or broker-dealer that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

    The selling stockholders are not restricted as to the price or prices at which they may sell their shares of common stock. Sales of such shares may have an adverse effect on the market price of the common stock. Moreover, the selling stockholders are not restricted as to the number of shares that may be sold at any time, and it is possible that a significant number of shares could be sold at the same time, which may have an adverse effect on the market price of the common stock.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 150,000,000 shares of common stock having a par value of $.001 per share. Of the authorized common stock, 40,251,414 shares are being offered under this prospectus. 6,000,000 shares of common stock have been reserved for issuance under the long-term incentive plan. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Florida law.

Common Stock

    Voting Rights. The holders of common stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. Such holders are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any outstanding preferred stock.

    Dividends. Holders of common stock are entitled to dividends on a pro rata basis upon declaration of dividends by our board of directors. Dividends are payable only out of funds legally available for the payment of dividends. Our board of directors is not required to declare dividends, and it currently expects to retain earnings to finance the development of our business. For a further discussion on dividends see "Dividend Policy" above. Dividends to any holders of common stock are subject to any preferential rights of any outstanding preferred stock.

    Other Rights. Upon a liquidation of our company, holders of the common stock will be entitled to a pro rata distribution of our assets, after payment of all amounts owed to our creditors, and subject to any preferential amount payable to holders of our preferred stock, if any. Holders of common stock have no preemptive, subscription, conversion, redemption or sinking fund rights.

Anti-Takeover Effects of Florida Law

    Certain provisions of Florida law summarized below may be deemed to have an anti-takeover effect and may discourage, delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for shares held by our stockholders.

    Florida law generally states that shares acquired above specified thresholds will not possess any voting rights unless those voting rights are approved by a majority of a corporation's disinterested stockholders. Florida law also generally requires super majority approval by disinterested stockholders of specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation.

Indemnification and Limitation of Liability

    Our articles of incorporation and our bylaws provide that our directors and officers, and people who exercise the duties of directors or officers, may be indemnified by us to the fullest extent permitted by Florida law against all expenses and liabilities reasonably incurred in connection with service for or on our behalf. We may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which we could not indemnify such person.

Transfer Agent And Registrar

    Interwest Transfer Company serves as transfer agent and registrar for our common stock.

                    MARKET FOR COMMON STOCK AND MARKET PRICES

    Since June 12, 2000 and prior to December 15, 1999, our common shares did trade and currently trade on the OTC Bulletin Board - under the symbol "EPHO." From December 15, 1999 until June 11, 2000, our common shares traded on the National Quotation Bureau's Electronic Quotation Service (the "Pink Sheets") under the symbol "EPHO." Shares of our common stock do not trade on any stock exchange or any other market.

    EPHONE's shares were not publicly traded or quoted in 1997 or the first two quarters of 1998. We began trading on the OTC Bulleting Board on May 18, 1998. The following table sets for the closing high and low bid prices of our common stock for the periods indicated as reported by publicly available sources to which we have access. The quotations reflect inter-dealer prices and do not represent retail mark-ups, mark-downs, commissions, and may not reflect active transactions.

                    Year and Quarter       High Bid $                 Low Bid $
                    ----------------       ----------                 ---------
               1999

                  1st Quarter              $0.63                          $0.50
                  2nd Quarter              $2.13                          $1.25
                  3rd Quarter              $3.13                          $0.75
                  4th Quarter              $1.65                          $0.59
               2000

                  1st Quarter              $4.23                          $0.75
                  2nd Quarter              $2.93                          $1.10
                  3rd Quarter              $1.66                          $0.91
                  4th Quarter              $0.94                          $0.25
               2001

                  1st Quarter              $0.34                          $0.16
                  2nd Quarter
                  (through April 11, 2001) $0.25                          $0.15

    As of December 31, 2000, there were 47 holders of record of the common stock. This does not reflect persons or entities that hold stock in "Street" name or through various brokerage firms.

         We have not paid any cash dividends to date and we do not intend to pay cash dividends. Payment of dividends is solely at the discretion of the Board of Directors. See "Dividend Policy."

              MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX

               CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

    The following is a general summary of the material United States federal income and estate tax consequences of the purchase, ownership, and sale or other taxable disposition of the common stock by any person or entity (a "non-U.S. Holder") other than:

o        a citizen or resident of the United States;

o a partnership, corporation or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

o a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as U.S. Person; or

o an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

    This summary does not address all tax considerations that may be relevant to non-U.S. Holders in light of their particular circumstances or to certain non-U.S. Holders that may be subject to special treatment under United States federal income or estate tax laws. This summary is based upon the Internal Revenue Code, existing, temporary and proposed regulations promulgated thereunder and administrative and judicial decisions, all of which are subject to change, possibly with retroactive effect. In addition, this summary does not address the effect of any state, local or foreign tax laws. Each prospective purchaser of common stock should consult its tax advisor with respect to the tax consequences of purchasing, owning and disposing of the common stock.

Dividends

    Dividends paid to a non-U.S. Holder of common stock generally will be subject to a withholding of United States federal income tax at a 30 percent rate or such lower rate as may be specified by an applicable income tax treaty unless:

o the dividend is effectively connected with the conduct of a trade or business of the non-U.S. Holder within the United States; or

o if a tax treaty applies, it is attributable to a United States permanent establishment of the non-U.S. Holder,

in which cases the dividend will be taxed at ordinary federal income tax rates. If the non-U.S. Holder is a corporation, such effectively connected income may also be subject to an additional "branch profits tax." A non-U.S. Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of, or exemption from, the withholding above.

Sale or Other Disposition of Common Stock

    A non-U.S. Holder generally will not be subject to United States federal income tax in respect of any gain recognized on the sale or other taxable disposition of common stock unless:

o the gain is effectively connected with the conduct of a trade or business of the non-U.S. Holder within the United States;

o in the case of a non-U.S. Holder who is an individual and holds the common stock as a capital asset, the holder is present in the United States for 180 or more days in the taxable year of the sale or other taxable disposition and certain other tests are met;

o the non-U.S. Holder is subject to tax pursuant to the provisions of United State federal income tax law applicable to certain United States expatriates; or

o ePHONE is or has been during certain periods preceding the sale or other taxable disposition a United States real property holding corporation ("USRPHC") for United States federal income tax purposes and certain other requirements are met. ePHONE currently believes that it is not a USRPHC and anticipates that it will not become a USRPHC.

Estate Tax

    Common stock owned or treated as owned by an individual non-U.S. Holder at the time of death will be includible in the individual's gross estate for United States estate tax purposes, unless an applicable treaty provides otherwise, and may be subject to United States federal estate tax.

Backup Withholding and Information Reporting

    Dividends. United States backup withholding tax generally will not apply to dividends paid on the common stock that are subject to the 30 percent or reduced treaty rate of United States withholding tax previously discussed. ePHONE must report annually to the Internal Revenue Service and to each non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was withheld. This information may also be made available to the tax authorities in the non-U.S. Holder's country of residence.

    Sale or Other Disposition of Common Stock. Upon the sale or other taxable disposition of common stock by a non-U.S. Holder to or through a United States office of a broker, the broker must backup withhold at a rate of 31 percent and report the sale to the Internal Revenue Service, unless the holder certifies its non-U.S. Holder status under penalties of perjury or otherwise establishes an exemption. Upon the sale or other taxable disposition of common stock by a non-U.S. Holder to or through the foreign office of a United States broker, or a foreign broker with a certain relationship to the United States, the broker must report the sale to the Internal Revenue Service (but not backup withhold) unless the broker has documentary evidence in its files that the seller is a non-U.S. Holder and certain other conditions are met or the holder otherwise establishes an exemption.

    Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules generally are allowable as a refund or credit against a non-U.S. Holder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service on a timely basis.

    The U.S. Treasury Department has issued regulations generally effective for payments made after December 31, 2000 that will affect the procedures to be followed by a non-U.S. Holder in establishing such holder's status as a non-U.S. Holder for purposes of the withholding, backup withholding and information reporting rules described herein. In general, such regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. Prospective investors should consult their tax advisors concerning the effect of such regulations on an investment in the common stock.

                                     EXPERTS

         The financial statements as of December 31, 2000 and December 31, 1999 and for two years then ended incorporated by reference in this Registration Statement and prospectus have been incorporated herein by reference in reliance upon the report of Grant Thornton LLP given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

    The validity of the shares of common stock being offered pursuant to this prospective is being passed on for us by Arnold & Porter, Washington, D.C.

                       WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the informational requirements of the Securities Act, and, in accordance therewith, files reports and other information with the Commission. These reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at: Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials also can be obtained from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

    We have filed with the Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to ePHONE and the common stock offered hereby, reference is made to the Registration Statement and the exhibits and the schedules filed as part of the Registration Statement. Statements contained in this prospectus concerning the contents of any contract or any other document to which this prospectus refers are not necessarily complete. Each such statement is qualified in all respects to any underlying contract or document filed as an exhibit to the Registration Statement. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents we have filed with the Securities and Commission (the "Commission") pursuant to the Exchange Act (File No. 000-27699) are incorporated herein by reference and made a part hereof:

1. Our Annual Report on Form 10-KSB for the year ended December 31, 2000, filed with the Commission on March 6, 2001, as amended by our Annual Report on Form 10-KSB/A for the year ended December 31, 2000, filed with the Commission on April 13, 2001;

2.       Our current reports on Form 8-K, filed with the Commission on April 13,
         2001

3.       The  description  of  the  Company's  common  stock  contained  in  the
         Company's Registration Statement on Form 10-SB filed with the Commission on October 15, 1999, including any amendment or report filed for the purpose of updating such description.

    All documents and reports subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus and the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the Registration Statement. The Company will provide without charge to each person to whom this prospectus or the Registration Statement is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated by reference in this Registration statement. Requests for such documents should be directed to ePHONE Telcom, Inc., 1145 Herndon Parkway, Suite 100, Herndon, Virginia 20170, (703) 787-7000,
Attn: Corporate Secretary.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

Registration fee                                         $12,435
Legal fees and expenses                                  $75,000
Accounting fees and expenses                             $20,000
Printing and related expenses                            $7,500
Miscellaneous                                            $25,000
                                          TOTAL         $119,935
                                          -----


    With the exception of the SEC registration fee, all of the expenses listed above are estimated. All of these expenses will be paid by ePHONE Telecom, Inc.

Item 15.  Indemnification of Directors and Officers.

         Florida Business Corporation Act

    Subsection (1) of Section 607.0850 of the Florida Business Corporation Act, referred to herein as the BCA, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Subsection (2) of Section 607.0850 of the BCA empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought, or any other court of competent jurisdiction, shall determine that despite the adjudication of liability, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

    BCA Section 607.0850 further provides that  indemnification  provided for by
Section 607.0850 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in the capacities set forth above, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.

         Who we indemnify

    ePHONE's Articles of Incorporation and Bylaws state that ePHONE may provide for the indemnification of any director, officer, employee, agent or other controlling person of ePHONE affecting his or her liability in such capacity.

    As of the date hereof, ePHONE has not agreed to grant indemnification to any person pursuant to the foregoing statutory provisions.

         Indemnification against public policy

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

    The foregoing is only a general summary of certain aspects of Florida law and the provisions of ePHONE Articles of Incorporation and Bylaws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by references to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which and the person for whose benefit indemnification shall or may be made, and accordingly are incorporated herein by reference in the ePHONE Articles of Incorporation and Bylaws, which are incorporated herein by reference.

Item 16.  Exhibits.

         The following exhibits are filed herewith or incorporated herein by reference.

Exhibit


Number   Description


3.1      --      Articles of Incorporation (1)

3.2      --      Amendment to Articles of Incorporation (1)

3.3      --      Bylaws (1)

3.4              Amended and Restated Articles of Incorporation (previously filed)

5.1      --      Opinion of Arnold & Porter regarding the validity of the common stock (including consent)(previously filed)

10.1     --      Engagement Agreement dated July 8,1999 of Charles Yang (1)

10.2     --      Specimen of form of Option Incentive Agreement (1)

10.3     --      Agreement in Principle dated October 22, 1999 with Saigon Post and Telecommunications Corp. (2)

10.4     --      Agency Agreement dated as of March 16, 2000 between ePHONE and GroomeCapital.com, Inc. (3)

10.5     --      Strategic Alliance Agreement dated as of March 31, 2000 between ePHONE and Comdial Corporation (4)

10.6     --      License Agreement dated as of March 31, 2000 between ePHONE, Array Telecom Corp. and Comdial
                 Corporation (4)

10.7     --      ePHONE Telecom, Inc. 2000 Long-Term Incentive Plan (previously filed).

10.8     --      Strategic Alliance Agreement between ePHONE and 7Bridges Systems, Inc. dated as of July 7, 2000 (previously filed).

10.9     --      ePHONE and Telemax Partnership for Prepaid Calling Card Products in Europe (filed herewith)

10.10    --      Sales Partner Agent Agreement with MA&C Europe, NY dated August 17, 2000 (filed herewith)

23.1     --      Consent of Grant Thornton, LLP (previously filed).

23.2     --      Consent of Barry L. Friedman, P.C. (previously filed)

23.3     --      Consent of Arnold & Porter (contained in their opinion included as Exhibit 5.1)

23.4     --      Consent of Grant Thornton, LLP (previously filed).




------------------------------------------------------------------------------------------------------------------------------------
(1)  Previously filed as an exhibit to ePHONE's Form 10-SB, filed with the Securities and Exchange Commission on October 15, 1999.
(2)  Previously filed as an exhibit to Amendment No. 2 to ePHONE's Form 10-SB, filed with the Securities and Exchange Commission on January 5, 2000.
(3)  Previously filed as an exhibit to Amendment No. 5 to ePHONE's Form 10-SB, filed with the Securities and Exchange Commission on June 5, 2000.
(4)  Previously filed as an exhibit to ePHONE's Form 8-K, filed with the Securities and Exchange Commission on April 17, 2000.



Item 17.  Undertakings

A.       The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any Prospectus required by section 10(a)(3) of the Securities Act;

         (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective  amendment any
         of  the  securities   being  registered  which  remain  unsold  at  the
         termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment on Form S-3 to this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herndon, State of Virginia, this 13th day of April, 2001.

                                               ePHONE TELECOM, INC.



                                               By: /s/ ROBERT CLARKE
                                               ---------------------
                                               Robert Clarke
                                               Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment on Form S-3 to this Registration Statement on Form SB-2 has been signed by the following persons in the capacities indicated on this 13th day of April, 2001.

                                               By: /s/ CARMINE TAGLIALATELA, JR.
                                                   --------------------------
                                                   Carmine Taglialatela, Jr.
                                                   President, Chief
                                                   Operating Officer
                                                   and Director

                                               By: /s/ CHARLIE RODRIGUEZ
                                                   -----------------------
                                                   Charlie Rodriguez
                                                   Chief Financial Officer and
                                                   Director

                                               By: /s/ JOHN FRASER
                                                   ---------------
                                                   John Fraser
                                                   Director

                                               By: ----------------
                                                   Anthony Ballinger
                                                   Director

                                               By: ---------------
                                                   Fariborz Ghadar
                                                   Director

                                               By: ----------------
                                                   Walter Pickering
                                                   Director

                                INDEX TO EXHIBITS

Exhibit

Number   Description


3.1      --        Articles of Incorporation (1)

3.2      --        Amendment to Articles of Incorporation (1)

3.3      --        Bylaws (1)

3.4      --        Amended and Restated Articles of Incorporation (previously filed).

5.1      --        Opinion of Arnold & Porter regarding the validity of the common stock (including consent) (previously filed)

10.1     --        Engagement Agreement dated July 8,1999 of Charles Yang (1)

10.2     --        Specimen of form of Option Incentive Agreement (1)

10.3     --        Agreement in Principle dated October 22, 1999 with Saigon Post and Telecommunications Corp. (2)

10.4     --        Agency Agreement dated as of March 16, 2000 between ePHONE and GroomeCapital.com, Inc. (3)

10.5     --        Strategic Alliance Agreement dated as of March 31, 2000 between ePHONE and Comdial Corporation (4)

10.6     --        License Agreement dated as of March 31, 2000 between ePHONE, Array Telecom Corp. and Comdial
                   Corporation (4)

10.7     --        ePHONE Telecom, Inc. 2000 Long-Term Incentive Plan (previously filed).

10.8     --        Strategic Alliance Agreement between ePHONE and 7Bridges Systems, Inc. dated as of July 7, 2000 (previously filed).

10.9     --        ePHONE and Telemax Partnership for Prepaid Calling Card Products in Europe (filed herewith)

10.10    --        Sales Partner Agent Agreement with MA&C Europe, NY dated August 17, 2000 (filed herewith)

23.1     --        Consent of Grant Thornton, LLP (previously filed).

23.2     --        Consent of Barry L. Friedman, P.C. (previously filed)

23.3     --        Consent of Arnold & Porter (contained in their opinion included as Exhibit 5.1)

23.4     --        Consent of Grant Thornton, LLP (previously filed).



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(1)   Previously filed as an exhibit to ePHONE's Form 10-SB, filed with the Securities and Exchange Commission on October 15, 1999.
(2)   Previously filed as an exhibit to Amendment No. 2 to ePHONE's Form 10-SB, filed with the Securities and Exchange Commission on January 5, 2000.
(3)   Previously filed as an exhibit to Amendment No. 5 to ePHONE's Form 10-SB, filed with the Securities and Exchange Commission on June 5, 2000.
(4)   Previously filed as an exhibit to ePHONE's Form 8-K, filed with the Securities and Exchange Commission on April 17, 2000.


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